CONSENT OF COUNSEL

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of my consent dated July 29, 1999 appearing in the Oak Brook Capital II, Inc. Registration Statement on Form 10SB12G, Third Amendment, filed that same day. I also consent to the reference to me under the heading "Exhibits" in such Registration Statement.

MARK T. THATCHER, P.C.

/s/ Mark T. Thatcher

By:_______________________
MARK T. THATCHER, ESQ.

Newport, RI